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AZCO MINING INC.  (DELAWARE)                                           Exhibit 1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

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
                                                                   THREE
                                                         MONTHS ENDED SEPTEMBER 30,
                                                       -----------------------------
                                                           1996             1995
                                                       ------------     ------------
Net income (loss) applicable to computation            $ (1,178,299)    $   (740,055)

Weighted average common shares assuming
     no dilution                                         25,512,938       25,512,938
                                                       ------------     ------------
Stock options and warrants that had a dilutive
     effect on net income (based on relationship
     of market value to exercise price), assumed
     to have been exercised on the first day of
     each period (or date of grant, if later), less
     the number of shares which could have
     been purchased from the proceeds of such
     assumed exercise; number of shares using
     the weighted average market price for the
     assumed purchase of shares described above             199,680           51,785
                                                       ------------     ------------
Weighted average common shares applicable to
     earnings per common and common equivalent
     share                                               25,712,618       25,564,723
                                                       ------------     ------------
Additional shares using the market close price
     at the end of the period for the assumed
     purchase of shares described above                     185,719               --

Conversion of convertible debentures at the
     stated rate assumed to have been converted
     at the beginning of the earliest period
     reported                                                    --          135,179
                                                       ------------     ------------
Weighted average common shares assuming
     full dilution                                       25,898,337       25,699,902
                                                       ============     ============
Earnings per common and common equivalent
     share
        Net income (loss)                              $    (0.0458)    $    (0.0289)
                                                       ============     ============
Earnings per common share assuming full dilution:
        Net income (loss)                              $    (0.0455)    $    (0.0288)
                                                       ============     ============
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